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                                                                    EXHIBIT 2.2

                                PROMISSORY NOTE


$6,000,000.00                                                     April 3, 2000

          AMERICAN TELESOURCE INTERNATIONAL, INC., a Delaware corporation ("Maker") hereby promises to pay to the order of American TeleSource International, Inc., a Texas corporation ("Payee"), its successors, assigns or any subsequent holder of this Note at its offices located at 12500 Network Boulevard, Suite 407, San Antonio, Texas 78249 or at such other place as may be designated in writing by Payee, in lawful money of the United States of America in immediately available funds SIX MILLION DOLLARS AND NO 00/100'S ($6,000,000.00) together with interest thereon at the lesser of (a) ten percent (10%) or (b) the maximum rate permitted by law.

          This note shall mature on [________________] ("Maturity Date"). All outstanding payments of principal and interest shall be due and payable on the Maturity Date.

          This Note is issued pursuant to that certain Stock Purchase Agreement dated April 3, 2000 between Maker and Payee.

          Maker shall be entitled to prepay this Note in whole or part at any time without penalty with the consent of Payee.

          Without notice or demand (which are hereby waived), the entire unpaid principal balance of, and all accrued interest on, this Note shall immediately become due and payable at the option of the holder hereof upon the occurrence of any of the following events (an "Event of Default"):

          (a) The failure or refusal of Maker to make any payment of principal on this Note within ten (10) days of the date due.

          (b) Maker shall (i) execute an assignment for the benefit of creditors, or (ii) admit in writing its inability, or otherwise, fail, to pay its debts generally as they become due, or (iii) suffer the appointment of a receiver, trustee, custodian or similar fiduciary.

          (c) Any petition for an order for relief shall be filed by or against Maker under the Bankruptcy Code (if against Maker, the continuation of such proceeding for more than thirty (30) days).

          Upon the occurrence and during the continuance of any Event of Default, Payee is authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits at any time held and other indebtedness at any time owing by Payee to or for the credit or the account of Maker against any and all of the obligations of Maker now or hereafter existing under this Note. Payee agrees to notify Maker after any such setoff and application made by Payee, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of Payee under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Payee may have.

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          If this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceedings, Maker agrees to pay court costs, attorney's fees and other costs of collection of the holder hereof.

          Neither the failure by the holder hereof to exercise, nor delay by the holder hereof in exercising, the right to accelerate the maturity of this Note or any other right, power or remedy upon any default shall be construed as a waiver of such default or as a waiver of the right to exercise any such right, power or remedy at any time.

          This Note may not be changed, extended or terminated except in writing. No waiver of any term or provision hereof shall be valid unless in writing signed by Payee.

          THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF TEXAS, U.S.A., AND MAKER IRREVOCABLY CONSENTS TO THE JURISDICTION OF STATE COURTS SITTING IN BEXAR COUNTY, TEXAS FOR ANY DISPUTE ARISING UNDER OR IN RELATION TO THIS AGREEMENT OR THE NOTE.

          Regardless of any provision contained herein, or in any document executed in connection herewith, Payee shall never be entitled to receive, collect, or apply, as interest on the indebtedness evidenced hereby, any amount in excess of the maximum rate permitted by law, and in the event Payee ever receives, collects, or applies, as interest, any such excess, such amount which would be excessive interest shall be deemed a partial prepayment of principal and treated hereunder as such; and if, the principal hereof is paid in full, any remaining excess shall be refunded to Maker. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the maximum rate permitted by law, Maker and Payee shall, to the maximum extent permitted under applicable law, (a) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) prorate, allocate, and spread, the total amount of interest throughout the entire contemplated term hereof, provided, that if the principal balance hereof is paid and performed in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence thereof exceeds the maximum rate permitted by law, Payee shall either apply or refund to Maker the amount of such excess as herein provided, and in such event, Payee shall not be subject to any penalties provided by any laws for contracting for, charging, or receiving interest in excess of the maximum rate permitted by law.

          THIS NOTE REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT
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BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL
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AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES.
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     Executed as of the date first written above.


                             AMERICAN TELESOURCE INTERNATIONAL
                             INC., a Delaware corporation




                             By:  ____________________________________
                                  Arthur L. Smith, Chief Executive Officer

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